Exhibit 99.1

CERTAIN INFORMATION REGARDING THE MANAGER
OF WACHOVIA CAPITAL PARTNERS, LLC

     Wachovia Capital Partners, LLC (“Wachovia Capital Partners”) is a North Carolina limited liability company. It is managed by FUCP Management Company 2000, LLC, a North Carolina limited liability company (“FUCP”). FUCP’s primary business is to manage the operations of Wachovia Capital Partners. The principal business and principal office address of FUCP is 301 South College Street, 12th Floor, Charlotte, North Carolina 28288.

     The following table sets forth the name, residence or business address, and present occupation or employment of each manager of FUCP along with the name, principal business and address of any corporation or other organization in which such employment is conducted:

OCCUPATION /EMPLOYMENT
(Name of Employer,
Business of Employer,
NAME	BUSINESS ADDRESS	Address of Employer)

Scott B. Perper	301 South College Street,	Managing Partner of Wachovia
	12th Floor, Charlotte,	Capital Partners, LLC
North Carolina 28288

Ted A. Gardner	301 South College Street,	Partner, Wachovia Capital
	12th Floor, Charlotte,	Partners, LLC
North Carolina 28288

     All of the individuals listed above are citizens of the United States.